Exhibit 99.1

News Release

Ameriprise Financial Reports Second Quarter

2006 Results

Net income per diluted share was $0.57 for the quarter, including $0.22 of non-recurring separation costs

Adjusted earnings per diluted share for the quarter were $0.79, reflecting strong underlying business performance

MINNEAPOLIS – July 25, 2006 – Ameriprise Financial, Inc. (NYSE: AMP) today reported net income of $141 million for the quarter ended June 30, 2006 versus income before discontinued operations of $149 million for the year-ago quarter. Adjusted earnings increased 22 percent to $195 million in the second quarter of 2006 compared to the second quarter of 2005. Adjusted earnings exclude income from discontinued operations, after-tax non-recurring separation costs and after-tax earnings of AMEX Assurance in the 2005 period, a business that remained with American Express.(1)

Net income per diluted share for the second quarter of 2006 was $0.57. Adjusted earnings per diluted share for the second quarter of 2006 were $0.79, up 22 percent from the year-ago period. Both per share amounts are based on an average diluted share count of 248 million.

Revenues grew 8 percent to $2.1 billion in the second quarter of 2006. Adjusted revenues, which exclude the impact of AMEX Assurance, grew 13 percent, reflecting solid growth in retail client activity, which resulted in higher management fees, distribution fees and premiums. “Other” revenues were positively impacted by the proceeds from the sale of the defined contribution recordkeeping business, contributing 4 percentage points of the adjusted revenue growth.

Return on equity for the 12 months ended June 30, 2006 was 7.1 percent. Adjusted return on equity increased to 10.7 percent from 10.4 percent for the 12 months ended March 31, 2006. During the quarter, the Company repurchased 1 million shares for approximately $42 million.

“We had a solid operating quarter and continue to gain significant traction against our strategic objectives, reflecting the benefits of the diversification within our integrated business model,” said Jim Cracchiolo, chairman and chief executive officer. “We are exceeding our revenue and earnings targets and continue to drive improvement in return on equity.

“A key factor in our success in the quarter is the continued stability and increased productivity of our advisor force. Branded advisor retention remains stable at high levels and advisor productivity increased significantly, reflected in strong growth in gross dealer concession and advisor cash sales, in spite of the turbulent market environment. In addition, we continue to attract mass affluent clients into our base.

(1) See definitions and reconciliations throughout the release.

“Owned and managed net flows approached $2 billion in the quarter as we saw continued strong sales in wrap and variable annuity products and net outflows in RiverSource Funds were essentially cut in half due to both increased sales and lower redemptions. I am pleased with the progress we’re making.

“With regard to our operating segments, our Asset Accumulation and Income segment results were led by continued improvements in our brokerage business driven by strong wrap net flows and other brokerage activity. The variable annuity business continues to experience strong net flows both within Ameriprise and through third parties. Our exposure to spread products, primarily certificates and fixed annuities, declined as we continue to manage our exposure to the yield curve.

“Within the Protection segment, we feel good about our results as we continue to gain market share in variable universal life, universal life and auto and home insurance. Profitability in our disability income insurance business has returned to historical levels after higher claims in the first quarter of the year. In addition, long term care insurance experienced lower-than-usual claims in the quarter; however, we see this as an anomaly rather than a trend.”

Second Quarter 2006 Summary

Management believes that the presentation of adjusted financial measures best reflects the underlying performance of the Company’s ongoing operations. The adjusted financial measures exclude discontinued operations, non-recurring separation costs and AMEX Assurance. This presentation is consistent with the non-GAAP financial information presented in the Company’s annual report and Form 10-K for year-end 2005, filed March 8, 2006 with the Securities and Exchange Commission.

Ameriprise Financial, Inc.
2Q 2006 Summary

			%		Per Diluted Share		%
(in millions, unaudited)	2Q06	2Q05	Change		2Q06	2Q05	Change
Net income	$141	$155	(9)%		$0.57	$0.63	(10)%
Less: Income from discontinued operations	—	6		#	—	0.02		#
Income before discontinued operations	141	149	(5)		0.57	0.61	(7)
Less: Income attributable to AMEX Assurance, after-tax	—	26		#	—	0.11		#
Add: Separation costs, after-tax	54	37	46		0.22	0.15	47

Adjusted earnings, after-tax	$195	$160	22		$0.79	$0.65	22

  # Variance of 100% or greater.

Included in consolidated net income and adjusted earnings for the second quarter of 2006 were $6 million in pretax realized net investment gains. Included in the second quarter of 2005 were $57 million in pretax realized net investment gains.

The reported adjusted earnings and adjusted revenues reflect the strong underlying improvement in business results. Although there are a number of special items addressed later in the release, in total, they negatively impacted adjusted earnings by $1 million.

Second Quarter 2006 Consolidated Business Highlights

•                  Performance against shareholder targets remains strong with adjusted revenues up 13 percent, adjusted earnings up 22 percent and adjusted return on equity of 10.7 percent.

•                  Strong productivity increases drove 15 percent growth in total Gross Dealer Concession (GDC) from the year-ago period, reflecting a 12 percent increase in branded advisor cash sales combined with continued strong net flows into advisor managed wrap accounts. Per branded advisor GDC increased 14 percent from the second quarter of 2005.

•                  As of June 30, 2006, advisors totaled 12,372, up 2 percent from the year-ago quarter. There was no significant change in the number of branded advisors, primarily due to fewer new hires in the employee channel. Franchisee retention remained strong at 91 percent.

•                  Productivity increases were also the result of growth in mass affluent clients, those with $100,000 or more in assets or comparable product values with the Company, up 8 percent from the year-ago period.

•                  Financial plans sold were essentially flat from the prior year period. Financial planning penetration remained at 44 percent, with the financial planning penetration of newly acquired mass affluent clients at 58 percent year to date.

•                  Owned and managed net flows of $1.9 billion in the quarter included $1.9 billion in Ameriprise wrap net flows, $0.8 billion in Securities America wrap net flows, $1.3 billion in RiverSource variable annuity net flows and $1.0 billion in RiverSource mutual fund net outflows, down from $2.5 billion in mutual fund net outflows in the prior year period. Certificate and fixed annuity net outflows were $1.3 billion, as the Company managed its exposure to the yield curve.

•                  At June 30, 2006, owned, managed and administered assets were $428 billion, reflecting a $17 billion decline in administered assets resulting from the sale of the defined contribution recordkeeping business. Owned and managed assets of $365 billion increased 8 percent from June 30, 2005.

•                  Life insurance in-force was up 9 percent year-over-year to $167 billion.

•                  After nine months as an independent company, separation activities continue to be well executed and on track, with continued improvement in Ameriprise Financial brand awareness.

Ameriprise Financial, Inc.
Consolidated Income Statements Reconciled to Adjusted

	Quarters Ended June 30,		%	AMEX Assurance Quarters Ended June 30,		Adjusted Quarters Ended June 30,		%
(in millions, unaudited)	2006	2005	Change	2006	2005	2006	2005	Change

Revenues
Management, financial advice and service fees	$721	$632	14%	$—	$1	$721	$631	14%
Distribution fees	325	289	12	—	—	325	289	12
Net investment income	522	558	(6)	—	3	522	555	(6)
Premiums	229	279	(18)	—	71	229	208	10
Other revenues	256	137	87	—	1	256	136	88
Total revenues	2,053	1,895	8	—	76	2,053	1,819	13

Expenses
Compensation and benefits:
Field	436	371	18	—	1	436	370	18
Non-field	330	280	18	—	—	330	280	18
Total compensation and benefits	766	651	18	—	1	766	650	18
Interest credited to account values	307	328	(6)	—	—	307	328	(6)
Benefits, claims, losses and settlement expenses	225	238	(5)	—	20	225	218	3
Amortization of deferred acquisition costs	153	134	14	—	9	153	125	22
Interest and debt expense	28	19	47	—	—	28	19	47
Other expenses	304	278	9	—	7	304	271	12
Total expenses before separation costs	1,783	1,648	8	—	37	1,783	1,611	11
Income before income tax provision, discontinued operations and separation costs (1)	270	247	9	—	39	270	208	30
Income tax provision before tax benefit attributable to separation costs (1)	75	61	23	—	13	75	48	56
Income before discontinued operations and separation costs (1)	195	186	5	$—	$26	$195	$160	22
Separation costs, after-tax (1)	54	37	46
Income before discontinued operations	141	149	(5)
Discontinued operations, net of tax	—	6	#
Net income	$141	$155	(9)

Weighted average common shares outstanding:
Basic	246.3	246.2	—
Diluted	248.0	246.2	1%

(1)         For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%, adjusted for permanent differences, if any.

#            Variance of 100% or greater.

Second Quarter 2006 Consolidated Results

The Asset Accumulation and Income (AA&I) segment contributed 73 percent of the quarter’s $2.1 billion of consolidated revenues, the Protection segment contributed 24 percent of the consolidated revenues and the Corporate and Other and Eliminations (Corporate) segment contributed 3 percent.

Revenues

AA&I segment revenues of $1.5 billion grew 13 percent, or $169 million, from the year-ago quarter. Management, financial advice and service fees increased $100 million, primarily as a result of strong net flows into wrap and RiverSource variable annuity products, as well as market appreciation. Distribution fees also increased $36 million as a result of strong brokerage and advisor activity levels. Net investment income declined $57 million as realized net investment gains declined $31 million, the income recognized from certain hedges declined $15 million and certificate and fixed annuity balances declined. These decreases were partially offset by increased income from hedge fund investments. “Other” revenues increased $90 million, including $66 million in proceeds from the sale of the defined contribution recordkeeping business.

On a product level, Brokerage, banking and other revenue grew 32 percent, or $116 million, to $474 million, primarily due to increases in wrap account values; Asset management revenue grew 23 percent, or $82 million, to $441 million, primarily due to the proceeds from the sale of the defined contribution recordkeeping business; Variable annuity revenues grew 10 percent, or $21 million, to $235 million, due to strong net inflows into variable annuity products; and Fixed annuity and certificate revenues declined 13 percent, or $50 million, primarily due to lower account balances.

Protection segment revenues were down 5 percent. Adjusted Protection segment revenues of $496 million were up 11 percent, or $49 million, from the year-ago quarter, excluding the impact of AMEX Assurance. Adjusted growth was primarily due to a $20 million increase in premiums, primarily in Auto and Home, and a $24 million increase in adjusted “Other” revenues, including $18 million from recognizing previously deferred cost of insurance revenues.

On a product level, VUL/UL revenues were up 18 percent, or $30 million, to $198 million, primarily driven by the previously mentioned recognition of the deferred cost of insurance revenues and increased sales; Auto and home revenues grew 17 percent, or $22 million, to $150 million, due to increased premium revenues and higher net investment income; Disability income, long term care and other revenues declined 2 percent, or $2 million, to $126 million, reflecting lower net investment income, partially offset by higher premiums.

Expenses

Consolidated expenses totaled $1.8 billion for the three months ended June 30, 2006. Adjusted expenses were up 11 percent or $172 million from a year ago. The increase in adjusted expenses was primarily driven by a $116 million increase in compensation and benefits. Adjusted field compensation and benefits contributed $66 million of the increase due to growth in business activity. Adjusted non-field compensation and benefits contributed $50 million of the increase, primarily due to ongoing costs associated with being an independent company, $11 million in severance, primarily related to ongoing reengineering initiatives and $16 million in severance and other costs related to the sale of the defined contribution recordkeeping business. Interest credited to account values decreased $21 million, primarily due to lower account balances. Amortization of deferred acquisition costs (DAC) increased $19 million. Adjusted amortization of DAC increased $28 million, as a result of a $28 million adjustment to

DAC balances in Auto and Home. “Other” expenses increased $26 million. Adjusted “other” expenses increased $33 million, including $14 million in costs related to the sale of the defined contribution recordkeeping business.

Non-recurring separation costs incurred during the quarter of $84 million pretax ($54 million after-tax) compares to $56 million pretax ($37 million after-tax) in the second quarter of 2005. From the announcement of the separation from American Express through quarter end, cumulative non-recurring separation costs totaled $444 million pretax ($289 million after-tax).

Pretax Income

Consolidated pretax income for the quarter was $186 million. Adjusted pretax income of $270 million was up 30 percent, or $62 million, from the year-ago quarter, primarily due to a $51 million increase in the AA&I segment and a $10 million decrease in losses in the Corporate segment. Results in the Protection segment were essentially flat compared to the prior year quarter.

The AA&I segment pretax income of $222 million includes $6 million of realized net investment gains and a $36 million net gain from the sale of the defined contribution recordkeeping business, substantially offset by $32 million in legal and regulatory costs. The year-ago period included $37 million in realized net investment gains and $34 million in legal and regulatory costs.

The Protection segment pretax income of $92 million reflects the benefit from $28 million in reserve and balance sheet adjustments, offset by a $28 million expense from a DAC adjustment in Auto and Home. The year-ago period included $7 million in realized net investment gains.

The Corporate segment includes $11 million in severance costs primarily related to ongoing reengineering initiatives. The year-ago period included $13 million in realized net investment gains.

Taxes

The effective tax rate on adjusted earnings for the quarter was 27.8 percent compared to 23.1 percent for the second quarter of 2005. Included in the second quarter of 2005 was a $3 million benefit related to an IRS audit of previous years’ tax returns.

Balance Sheet and Capital

The Company issued $500 million of junior subordinated notes during the quarter. These securities mature in 60 years, carry a fixed rate coupon of 7.518 percent for the first 10 years and receive at least 75 percent equity credit by the majority of the Company’s rating agencies.

During the quarter, the Company repurchased 1 million shares for approximately $42 million. The quarter-end basic share count was 245.5 million and the ending diluted share count was 247.1 million. Average diluted share count for the quarter was 248.0 million compared to 253.5 million for the first quarter of 2006.

Shareholders’ equity as of second quarter 2006 was $7.2 billion, up $0.2 billion, or 3 percent, from June 30, 2005 and down $106 million from March 31, 2006. The change from March 31, 2006 was primarily driven by an increase in unrealized losses resulting from the impact of rising interest rates on the Company’s owned fixed income investment portfolio. Book value per outstanding share was $29.65 as of June 30, 2006.

The Company maintained substantial liquidity with $2.1 billion in cash and cash equivalents at June 30, 2006. The quality of the investment portfolio remained high with 7 percent of the fixed income portfolio in below investment grade securities. Unrealized net investment losses in the Available–for-Sale Investment portfolio increased to $1.0 billion from $0.6 billion as of March 31, 2006.

The debt to capital ratio as of June 30, 2006 was 25.1 percent. Assuming 75 percent equity credit for the junior subordinated notes, the debt to capital ratio was 17.6 percent. At June 30, 2006 the ratio of earnings to fixed charges was 5.8 times. Excluding interest on non-recourse debt, the ratio of earnings to fixed charges was 7.0 times.

Asset Accumulation and Income Segment
Income Statements

	Quarters Ended June 30,		%
(in millions, unaudited)	2006	2005	Change

Revenues
Management, financial advice and service fees	$654	$554	18%
Distribution fees	297	261	14
Net investment income	427	484	(12)
Other revenues	115	25	#
Total revenues	1,493	1,324	13

Expenses
Compensation and benefits – field	376	310	21
Interest credited to account values	271	292	(7)
Benefits, claims, losses and settlement expenses	12	21	(43)
Amortization of deferred acquisition costs	91	89	2
Interest and debt expense	5	—	#
Other expenses	516	441	17
Total expenses	1,271	1,153	10
Pretax segment income	$222	$171	30

# Variance of 100% or greater.

Asset Accumulation and Income Segment – Second Quarter 2006 Results

Pretax segment income was $222 million for the second quarter, up 30 percent from $171 million in the second quarter of 2005. Solid results primarily reflect positive net flows in variable annuities and advisor managed accounts, as well as equity market appreciation. The positive impact of the sale of the defined contribution recordkeeping business, which added a net $36 million to the pretax earnings of this segment, was offset by a $31 million decline in realized net investment gains. The underlying business performance includes an 8 percent increase in managed assets and strong advisor productivity, reflected in a 16 percent increase in segment GDC and a 14 percent increase in distribution fees. Partially offsetting this strong performance was a $57 million decline in net investment income, comprised of a $31 million decline in realized net investment gains, a $15 million decline in the income recognized from certain hedges and lower certificate and fixed annuity balances, offset in part by increased income from hedge fund investments.

Segment Highlights

•                  During the quarter the Company closed the sale of the defined contribution recordkeeping business, realizing a net pretax gain of $36 million.

•                  Wrap product net flows of $2.7 billion in the quarter resulted in total ending assets of $66.5 billion, up 36 percent compared to the year-ago quarter, and was comprised of $56.7 billion in Ameriprise wrap assets and $9.8 billion in Securities America wrap assets.

•                  The quarter reflected strong growth in RiverSource variable annuities with sales up 56 percent from the prior year period, which contributed to a 24 percent increase in ending balances from the same period last year. Ending annuity fixed account balances decreased 7 percent, or $1.9 billion, compared to the prior year period.

•                  RiverSource Annuities launched three new innovative variable annuities within the Retirement Advisor 4 Variable Annuity Series sold through the branded advisor channel. In addition, it launched its new rider, Guarantor Withdrawal Benefit for LifeSM, on annuities sold through both the branded and third party channels.

•                  Investment performance at RiverSource Investments and Threadneedle Investments continues to be strong.

•                  Total RiverSource mutual fund assets under management of $56.8 billion decreased $2.0 billion from the first quarter of 2006, reflecting continued, though improving, net outflows in addition to equity market depreciation. Sales in the advisor channel increased to $2.7 billion, up from $2.5 billion in the first quarter of 2006, while redemptions dropped to $3.7 billion from $4.7 billion in the first quarter of 2006. The Company expects net outflows to continue in 2007.

•                  RiverSource Funds introduced 10 new mutual funds including the innovative product solution – RiverSourceSM Retirement Plus – a series of target maturity funds that utilize the Company’s quantitative investment capabilities.

Total revenues increased 13 percent, or $169 million, from the year-ago quarter, to $1.5 billion.

•                  Management, financial advice and service fees grew 18 percent, or $100 million, to $654 million, driven by strong net inflows into wrap accounts and variable annuities, and equity market appreciation, partially offset by net outflows in RiverSource mutual funds.

•                  Distribution fees increased 14 percent, or $36 million, to $297 million, primarily due to increased retail brokerage activity.

•                  Net investment income decreased 12 percent, or $57 million, primarily due to a $31 million decline in realized net investment gains and a $15 million decline in the value of S&P 500 Index options hedging stock market certificates, equity index annuities and options hedging Guaranteed Minimum Withdrawal Benefits (GMWB). The hedge related losses were primarily offset in the Interest Credited to Account Values and Benefits, Claims, Losses and Settlement expense line items where applicable. In addition, declining fixed annuity and certificate account balances negatively impacted net investment income and were partially offset by higher income from hedge fund investments.

•                  Other revenues increased $90 million primarily from the proceeds of the sale of the defined contribution recordkeeping business and a $28 million increase in revenues primarily due to the revaluation of certain limited partner property funds managed by Threadneedle that prior to 2006 were not consolidated. There is an equal and offsetting $28 million increase in expenses related to the consolidation of these Threadneedle managed partnerships.

Total expenses of $1.3 billion increased 10 percent, or $118 million, from the year-ago quarter.

•                  Compensation and benefits – field rose 21 percent, or $66 million, to $376 million, reflecting higher commissions paid driven by strong sales activity and higher advisor assets under management.

•                  Interest credited to account values decreased 7 percent, or $21 million, to $271 million, primarily due to declining fixed annuity and certificate balances.

•                  Other expenses, which primarily reflect allocated corporate and support function costs, increased 17 percent, or $75 million, include $30 million of costs associated with the sale of the defined contribution recordkeeping business and $25 million associated with the consolidation of certain limited partner property funds managed by Threadneedle that prior to 2006 were not consolidated.

Protection Segment
Income Statements Reconciled to Adjusted

	Quarters Ended June 30,		%	AMEX Assurance Quarters Ended June 30,		Adjusted Quarters Ended June 30,		%
(in millions, unaudited)	2006	2005	Change	2006	2005	2006	2005	Change

Revenues
Management, financial advice and service fees	$19	$16	19%	$—	$1	$19	$15	27%
Distribution fees	27	27	—	—	—	27	27	—
Net investment income	86	88	(2)	—	3	86	85	1
Premiums	234	285	(18)	—	71	234	214	9
Other revenues	130	107	21	—	1	130	106	23
Total revenues	496	523	(5)	—	76	496	447	11

Expenses
Compensation and benefits - field	22	21	5	—	1	22	20	10
Interest credited to account values	36	36	—	—	—	36	36	—
Benefits, claims, losses and settlement expenses	213	217	(2)	—	20	213	197	8
Amortization of deferred acquisition costs	62	45	38	—	9	62	36	72
Other expenses	71	74	(4)	—	7	71	67	6
Total expenses	404	393	3	—	37	404	356	13
Pretax segment income	$92	$130	(29)	$—	$39	$92	$91	1

Protection Segment – Second Quarter 2006 Results

AMEX Assurance results are included in the Protection segment. Adjusted financial information excludes AMEX Assurance from prior periods.

Pretax segment income was $92 million for the second quarter of 2006, down 29 percent from the year-ago period. Adjusted pretax segment earnings increased 1 percent from $91 million in the prior year quarter. Although there were a number of special items in the quarter, there was no net impact to the segment’s adjusted pretax earnings.

Segment Highlights

•                  Life insurance in-force of $167 billion increased 9 percent from the prior year period.

•                  Auto and Home premiums grew 15 percent from the prior year period, reflecting continued growth through the Company’s alliance with Costco.

Total revenues of $496 million decreased 5 percent from the year-ago quarter. Adjusted segment revenues increased 11 percent.

•                  Net investment income decreased 2 percent to $86 million. Adjusted segment net investment income increased 1 percent due to increased assets and capital supporting the growth of Auto and Home and VUL/UL businesses and higher income from hedge fund investments, offset by lower realized net investment gains.

•                  Premiums declined 18 percent to $234 million. Adjusted segment premiums increased 9 percent, primarily driven by solid growth from Auto and Home.

•                  “Other” revenues increased 21 percent. Adjusted “other” revenues increased 23 percent, or $24 million, to $130 million, including $18 million from recognizing previously deferred cost of insurance revenues.

Total expenses of $404 million increased 3 percent from $393 million in the year-ago quarter. Adjusted segment expenses increased 13 percent, or $48 million.

•                  Benefits, claims, losses and settlement expenses decreased 2 percent to $213 million. Adjusted segment benefits, claims, losses and settlement expenses increased 8 percent, or $16 million, from the prior year period, including $7 million in claim liabilities related to the previously mentioned recognition of the deferred cost of insurance revenues, higher claims in disability income and long term care insurance, partially offset by a $12 million prior period reserve benefit in Auto and Home. Claims in disability income and long term care insurance were favorable compared to the first quarter of 2006. While loss experience in disability income insurance was at expected levels, long term care insurance claims were slightly better than anticipated.

•                  Amortization of DAC increased 38 percent to $62 million. Adjusted segment amortization of DAC increased 72 percent, or $26 million, compared to the second quarter of 2005. This increase was primarily driven by a $28 million expense from an adjustment to DAC balances in Auto and Home. In addition, in recognizing the deferred cost of insurance revenues, the related claim liabilities were included in the calculation of DAC amortization resulting in a $5 million benefit.

Corporate and Other and Eliminations Segment
Income Statements

	Quarters Ended June 30,		%
(in millions, unaudited)	2006	2005	Change
Revenues
Management, financial advice and service fees	$48	$62	(23)%
Distribution fees	1	1	—
Net investment income (loss)	9	(14)	#
Premiums	(5)	(6)	(17)
Other revenues	11	5	#
Total revenues	64	48	33
Expenses
Compensation and benefits – field	38	40	(5)
Interest and debt expense	23	19	21
Other expenses	47	43	9
Total expenses before separation costs	108	102	6

Pretax segment loss before separation costs	(44)	(54)	19
Separation costs, pretax	84	56	50
Pretax segment loss	$(128)	$(110)	(16)

# Variance of 100% or greater.

Corporate and Other and Eliminations Segment – Second Quarter 2006 Results

Current business activities in this segment reflect financial planning fees and associated compensation.

Pretax segment loss was $128 million for the second quarter of 2006, compared to a pretax loss of $110 million in the year-ago quarter. The change was predominantly due to a $28 million increase in non-recurring separation costs and a $14 million decrease in management, financial advice and service fees, partially offset by a $23 million improvement in investment income.

•                  Pretax non-recurring separation costs of $84 million increased $28 million from the prior year’s quarter.

•                  Management, financial advice and service fees decreased 23 percent, or $14 million. The decline from the prior year quarter was primarily due to the decline in management fees from variable interest entities.

•                  Net investment income (loss) improved by $23 million to $9 million, primarily reflecting the additional investments and related income from corporate capital issuance, partially offset by a $13 million decline in realized net investment gains.

•                  “Other” expenses of $47 million increased $4 million from the second quarter of 2005 and include $11 million in severance cost, primarily related to ongoing reengineering initiatives in the second quarter of 2006.

Definitions

Allocated Equity - The internal allocation of consolidated shareholders’ equity, excluding accumulated other comprehensive income (loss), to the Company’s operating segments for purposes of measuring segment return on allocated equity. Allocated equity does not represent insurance company risk-based capital or other regulatory capital requirements applicable to the Company and certain of its subsidiaries.

AMEX Assurance Company - A legal entity owned by IDS Property Casualty Insurance Company that offers travel and other card insurance to American Express customers. This business had historically been reported in the Travel Related Services segment of American Express Company (American Express). Under the separation agreement with American Express, 100 percent of this business was ceded to an American Express subsidiary in return for an arm’s length ceding fee. Ameriprise Financial expects to sell the legal entity of AMEX Assurance to American Express within two years after September 30, 2005 for a fixed price equal to the net book value of AMEX Assurance.

Clients With a Financial Plan Percentage - The period-end number of current clients who have received a financial plan, or have entered into an agreement to receive and have paid for a financial plan, divided by the number of active retail client groups, serviced by branded employees, franchise advisors and the Company’s customer service organization.

Contribution Margin - Total revenues less compensation and benefits - field, interest credited to account values and benefits, claims, losses and settlement expenses as a percentage of total revenues.

Debt to Capital Ratio - A ratio comprised of total debt divided by total capital. This ratio is also presented excluding non-recourse debt of a CDO consolidated in accordance with FIN 46R and non-recourse debt of property fund limited partnerships managed by Threadneedle consolidated in accordance with EITF 04-5. In addition, we provide debt to capital ratio information, excluding non-recourse debt, that reflects an equity credit on our junior subordinated notes we issued on May 26, 2006. These junior subordinated notes receive at least a 75 percent equity credit by the majority of the rating agencies.

Deferred Acquisition Costs (DAC) - DAC represents the costs of acquiring new protection, annuity and certain mutual fund business, principally direct sales commissions and other distribution and underwriting costs that have been deferred on the sale of annuity, life, disability income and long term care insurance and, to a lesser extent, deferred marketing and promotion expenses on auto and home insurance and deferred distribution costs on certain mutual fund products. These costs are deferred to the extent they are recoverable from future profits.

Gross Dealer Concession (GDC) - An internal measure, commonly used in the financial services industry, of the sales production of the advisor channel.

Mass Affluent - Individuals with $100,000 to $1 million in investable assets.

Mass Affluent Clients - Individuals with over $100,000 in invested assets or comparable product values with the Company.

Net Flows - Sales less redemptions plus other. Other includes reinvested dividends.

Non-Recurring Separation Costs - The Company has incurred significant non-recurring separation costs as a result of the separation from American Express. Separation costs generally consist of costs associated with separating and reestablishing the Company’s technology platforms, establishing the Ameriprise Financial brand and advisor and employee retention programs.

Ratio of Earnings to Fixed Charges - A ratio comprised of earnings divided by fixed charges. Earnings are defined as income before income tax provision, discontinued operations and accounting change plus interest and debt expense, the interest portion of rental expense, amortization of capitalized interest and adjustments related to equity investments and minority interests in consolidated entities. Fixed charges are defined as interest and debt expense, the interest portion of rental expense and capitalized interest. The ratio is also presented excluding the effect of interest on non-recourse debt of a Collateralized Debt Obligation consolidated in accordance with FIN 46 and the Threadneedle managed property fund limited partnerships consolidated in accordance with EITF 04-5.

Segments:

Asset Accumulation and Income Segment - This segment offers products and services, both the Company’s and other companies’, to help the Company’s retail clients address identified financial objectives related to asset accumulation and income management. Products and services in this segment are related to financial advice services, asset management, brokerage and banking, and include mutual funds, wrap accounts, variable and fixed annuities, brokerage accounts, financial advice services and investment certificates. This operating segment also serves institutional clients by providing investment management services in separately managed accounts, sub-advisory, alternative investments and 401(k) markets. The Company earns revenues in this segment primarily through fees we receive based on managed assets and annuity separate account assets. These fees are impacted by both market movements and net asset flows. The Company also earns net investment income on owned assets, principally supporting the fixed annuity business and distribution fees on sales of mutual funds and other products. This segment includes the results of Securities America Financial Corporation (SAFC) which through its operating subsidiary, Securities America, Inc., operates its own separately branded distribution network.

Protection Segment - This segment offers a variety of protection products, both the Company’s and other companies’, including life, disability income, long term care and auto and home insurance to address the identified protection and risk management needs of the Company’s retail clients. The Company earns revenues in this operating segment primarily through premiums, fees and charges that the Company receives to assume insurance-related risk, fees the Company receives on owned assets and net investment income the Company earns on assets on the Company’s consolidated balance sheets related to this segment.

Corporate and Other and Eliminations Segment - This segment consists of income derived from financial planning fees, corporate level assets and unallocated corporate expenses. This segment also includes non-recurring costs associated with the Company’s separation from American Express. For purposes of presentation in this earnings release and statistical supplement, this segment also includes eliminations.

Total Clients - The sum of all clients, individual, business and institutional, that receive investment management and/or other services, excluding those clients serviced by SAFC and Threadneedle.

Ameriprise Financial, Inc. is a leading financial planning and services company with more than 12,000 financial advisors and registered representatives that provides solutions for clients’ asset accumulation, income management and insurance protection needs. The Company’s financial advisors deliver tailored solutions to clients through a comprehensive and personalized financial planning approach built on a long-term relationship with a knowledgeable advisor. The Company specializes in meeting the retirement-related financial needs of the mass affluent. Financial advisory services and investments are available through Ameriprise Financial Services, Inc. Member NASD and SIPC. For more information, visit www.ameriprise.com.

Forward Looking Statements

This news release contains forward-looking statements that reflect the Company’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. The Company has made various forward-looking statements in this news release. Examples of such forward-looking statements include:

•                  statements of plans, intentions, expectations, objectives or goals, including those relating to the establishment of the Company’s new brands, mass affluent client acquisition strategy, asset flows and competitive environment;

•                  statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  the impact of the separation from American Express;

•                  ability to establish the Company’s new brands;

•                  the Company’s capital structure as a stand-alone company, including ratings and indebtedness, and limitations on subsidiaries to pay dividends;

•                  changes in the interest rate and equity market environments;

•                  changes in the regulatory environment, including ongoing legal proceedings and regulatory actions;

•                  investment management performance;

•                  effects of competition in the financial services industry and changes in product distribution mix and distribution channels;

•                  risks of default by issuers of investments the Company owns or by counterparties to derivative or reinsurance arrangements;

•                  experience deviations from assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products; and

•                  general economic and political factors, including consumer confidence in the economy.

Readers are cautioned that the foregoing list of factors is not exhaustive. There may also be other risks that the Company is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statements.

Contacts

Investor Relations:	Media Relations:
Laura Gagnon	Paul Johnson
Ameriprise Financial	Ameriprise Financial
612.671.2080	612.671.0625
laura.c.gagnon@ampf.com	paul.w.johnson@ampf.com

Mary Baranowski
Ameriprise Financial
212.437.8624
mary.baranowski@ampf.com

Additional Tables

Ameriprise Financial, Inc.
Year to Date June 30, 2006 Summary

					Per Diluted Share
	June 30,	June 30,	%		June 30,	June 30,	%
(in millions, unaudited)	2006	2005	Change		2006	2005	Change
Net income	$286	$338	(15)%		$1.14	$1.37	(17)%
Less: Income from discontinued operations	—	14		#	—	0.05		#
Income before discontinued operations	286	324	(12)		1.14	1.32	(14)
Less: Income attributable to AMEX Assurance, after-tax	—	53		#	—	0.22		#
Add: Separation costs, after-tax	98	50	96		0.39	0.20	95

Adjusted earnings, after-tax	$384	$321	20		$1.53	$1.30	18

  # Variance of 100% or greater.

Ameriprise Financial, Inc.
Consolidated Income Statements Reconciled to Adjusted

	Six Months Ended June 30,		%	AMEX Assurance Six Months Ended June 30,		Adjusted Six Months Ended June 30,		%
(in millions, unaudited)	2006	2005	Change	2006	2005	2006	2005	Change

Revenues
Management, financial advice and service fees	$1,431	$1,240	15%	$—	$2	$1,431	$1,238	16%
Distribution fees	626	577	8	—	—	626	577	8
Net investment income	1,096	1,106	(1)	—	6	1,096	1,100	—
Premiums	449	549	(18)	—	142	449	407	10
Other revenues	400	270	48	—	—	400	270	48
Total revenues	4,002	3,742	7	—	150	4,002	3,592	11

Expenses
Compensation and benefits:
Field	859	733	17	—	2	859	731	18
Non-field	646	559	16	—	—	646	559	16
Total compensation and benefits	1,505	1,292	16	—	2	1,505	1,290	17
Interest credited to account values	631	639	(1)	—	—	631	639	(1)
Benefits, claims, losses and settlement expenses	452	456	(1)	—	39	452	417	8
Amortization of deferred acquisition costs	281	270	4	—	17	281	253	11
Interest and debt expense	51	36	42	—	—	51	36	42
Other expenses	554	536	3	—	13	554	523	6
Total expenses before separation costs	3,474	3,229	8	—	71	3,474	3,158	10
Income before income tax provision, discontinued operations and separation costs (1)	528	513	3	—	79	528	434	22
Income tax provision before tax benefit attributable to separation costs (1)	144	139	4	—	26	144	113	27
Income before discontinued operations and separation costs (1)	384	374	3	$—	$53	$384	$321	20
Separation costs, after-tax (1)	98	50	96
Income before discontinued operations	286	324	(12)
Discontinued operations, net of tax	—	14	#
Net income	$286	$338	(15)

Weighted average common shares outstanding:
Basic	249.3	246.2	1%
Diluted	250.8	246.2	2

(1)         For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%, adjusted for permanent differences, if any.

#            Variance of 100% or greater.

Asset Accumulation and Income Segment
Income Statements

	Six Months Ended June 30,		%
(in millions, unaudited)	2006	2005	Change

Revenues
Management, financial advice and service fees	$1,300	$1,101	18%
Distribution fees	570	523	9
Net investment income	902	957	(6)
Other revenues	143	42	#
Total revenues	2,915	2,623	11

Expenses
Compensation and benefits - field	742	619	20
Interest credited to account values	559	567	(1)
Benefits, claims, losses and settlement expenses	16	24	(33)
Amortization of deferred acquisition costs	178	181	(2)
Interest and debt expense	8	—	—
Other expenses	962	887	8
Total expenses	2,465	2,278	8
Pretax segment income	$450	$345	30

# Variance of 100% or greater.

Protection Segment
Income Statements Reconciled to Adjusted

	Six Months Ended June 30,		%	AMEX Assurance Six Months Ended June 30,		Adjusted Six Months Ended June 30,		%
(in millions, unaudited)	2006	2005	Change	2006	2005	2006	2005	Change

Revenues
Management, financial advice and service fees	$38	$32	19%	$—	$2	$38	$30	27%
Distribution fees	55	54	2	—	—	55	54	2
Net investment income	175	171	2	—	6	175	165	6
Premiums	460	560	(18)	—	142	460	418	10
Other revenues	241	214	13	—	—	241	214	13
Total revenues	969	1,031	(6)	—	150	969	881	10

Expenses
Compensation and benefits - field	45	45	—	—	2	45	43	5
Interest credited to account values	72	72	—	—	—	72	72	—
Benefits, claims, losses and settlement expenses	436	432	1	—	39	436	393	11
Amortization of deferred acquisition costs	103	89	16	—	17	103	72	43
Other expenses	147	150	(2)	—	13	147	137	7
Total expenses	803	788	2	—	71	803	717	12
Pretax segment income	$166	$243	(32)	$—	$79	$166	$164	1

Corporate and Other and Eliminations Segment
Income Statements

	Six Months Ended June 30,		%
(in millions, unaudited)	2006	2005	Change
Revenues
Management, financial advice and service fees	$93	$107	(13)%
Distribution fees	1	—	—
Net investment income (loss)	19	(22)	#
Premiums	(11)	(11)	—
Other revenues	16	14	14
Total revenues	118	88	34
Expenses
Compensation and benefits - field	72	69	4
Interest and debt expense	43	36	19
Other expenses	91	58	57
Total expenses before separation costs	206	163	26

Pretax segment loss before separation costs	(88)	(75)	(17)
Separation costs, pretax	151	76	99
Pretax segment loss	$(239)	$(151)	(58)

# Variance of 100% or greater.

Ameriprise Financial, Inc.
Reconciliation Table: Selected Adjusted Consolidated Income Data to GAAP

(in millions, unaudited)	Three Months Ended June 30, 2006
Line item in non-GAAP presentation	Presented Before Separation Cost Impacts in Reported Financials	Difference Attributable to Separation Costs	GAAP Equivalent	GAAP Line Item

Total revenues (GAAP measure)	$2,053	$—	$2,053	Total revenues

Total expenses before separation costs	1,783	84	1,867	Total expenses

Income before income tax provision and separation costs	270	(84)	186	Income before income tax provision

Income tax provision before tax benefit attributable to separation costs (1)	75	(30)	45	Income tax provision

Income before separation costs	195

Separation costs, after-tax (1)	54

Net income (GAAP measure)	$141		$141	Net income

(1)    For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%, adjusted for permanent differences, if any.

Ameriprise Financial, Inc.
Reconciliation Table: Selected Adjusted Consolidated Income Data to GAAP

(in millions, unaudited)	Three Months Ended June 30, 2005
Line item in non-GAAP presentation	Presented Before Separation Cost Impacts in Reported Financials	Difference Attributable to Separation Costs	GAAP Equivalent	GAAP Line Item

Total revenues (GAAP measure)	$1,895	$—	$1,895	Total revenues

Total expenses before separation costs	1,648	56	1,704	Total expenses

Income before income tax provision, discontinued operations and separation costs	247	(56)	191	Income before income tax provision and discontinued operations

Income tax provision before tax benefit attributable to separation costs(1)	61	(19)	42	Income tax provision

Income before discontinued operations and separation costs	186

Separation costs, after-tax(1)	37

Income before discontinued operations (GAAP measure)	$149		$149	Income before discontinued operations

(1)    For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%, adjusted for permanent differences, if any.

Ameriprise Financial, Inc.
Reconciliation Table: Selected Adjusted Consolidated Income Data to GAAP

(in millions, unaudited)	Six Months Ended June 30, 2006
Line item in non-GAAP presentation	Presented Before Separation Cost Impacts in Reported Financials	Difference Attributable to Separation Costs	GAAP Equivalent	GAAP Line Item

Total revenues (GAAP measure)	$4,002	$—	$4,002	Total revenues

Total expenses before separation costs	3,474	151	3,625	Total expenses

Income before income tax provision and separation costs	528	(151)	377	Income before income tax provision

Income tax provision before tax benefit attributable to separation costs (1)	144	(53)	91	Income tax provision

Income before separation costs	384

Separation costs, after-tax (1)	98

Net income (GAAP measure)	$286		$286	Net income

(1)    For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%, adjusted for permanent differences, if any.

Ameriprise Financial, Inc.
Reconciliation Table: Selected Adjusted Consolidated Income Data to GAAP

(in millions, unaudited)	Six Months Ended June 30, 2005
Line item in non-GAAP presentation	Presented Before Separation Cost Impacts in Reported Financials	Difference Attributable to Separation Costs	GAAP Equivalent	GAAP Line Item

Total revenues (GAAP measure)	$3,742	$—	$3,742	Total revenues

Total expenses before separation costs	3,229	76	3,305	Total expenses

Income before income tax provision, discontinued operations and separation costs	513	(76)	437	Income before income tax provision and discontinued operations

Income tax provision before tax benefit attributable to separation costs(1)	139	(26)	113	Income tax provision

Income before discontinued operations and separation costs	374

Separation costs, after-tax (1)	50

Income before discontinued operations (GAAP measure)	$324		$324	Income before discontinued operations

(1)    For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%, adjusted for permanent differences, if any.

Ameriprise Financial, Inc.
Return on Equity Calculation for the Twelve Months Ended June 30, 2006

	ROE excluding
	Discontinued
(in millions, unaudited)	Operations (1)	Adjustments	Adjusted ROE (2)

Return	$520	$236	$756

Equity	$7,348	$(291)	$7,057

Return on Equity	7.1%		10.7%

Ameriprise Financial, Inc.
Return on Equity Calculation for the Twelve Months Ended March 31, 2006

	ROE excluding
	Discontinued
(in millions, unaudited)	Operations (1)	Adjustments	Adjusted ROE (2)

Return	$528	$192	$720

Equity	$7,156	$(234)	$6,921

Return on Equity	7.4%		10.4%

Ameriprise Financial, Inc.
Return on Equity Calculation for the Twelve Months Ended December 31, 2005

	ROE excluding
	Discontinued
(in millions, unaudited)	Operations (1)	Adjustments	Adjusted ROE (2)

Return	$558	$135	$693

Equity	$6,980	$(168)	$6,812

Return on Equity	8.0%		10.2%

(1)              Return on equity calculated using the 12 month trailing income before discontinued operations in the numerator and the average of shareholders’ equity before the assets and liabilities of discontinued operations as of the last day of the preceding four quarters and the current quarter in the denominator.

(2)              Adjusted return on equity calculated using adjusted earnings (income before discontinued operations excluding non-recurring separation costs and AMEX Assurance) in the numerator, and equity excluding both the assets and liabilities of discontinued operations and equity allocated to expected non-recurring separation costs as of the last day of the preceding four quarters and the current quarter in the denominator.

Both return on equity calculations use the trailing twelve months’ return and equity calculated using a five point average of quarter-end equity.

Ameriprise Financial, Inc.

Reconciliation Table: Debt to Total Capital

June 30, 2006

(in millions, unaudited)	GAAP Measure	Non- recourse Debt	Debt Less Non- recourse Debt	Impact of 75% Equity Credit*	Debt Less Non-recourse with Equity Credit*

Debt	$2,419	$419	$2,000	$375	$1,625
Capital	9,654	419	9,235		9,235
Debt to Capital	25.1%		21.7%		17.6%

* The Company’s junior subordinated notes receive an equity credit of at least 75% by the majority of the rating agencies.

# # #